United States

Securities And Exchange Commission

Washington, D.C. 20549

_________________

FORM 8—K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Act of 1934

_________________

Date of report (date of earliest event reported):  December 29, 2004

RECOM MANAGED SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-111683 (Commission File Number)	87-0441351 (I.R.S. Employer Identification No.)

4705 Laurel Canyon Boulevard
Suite 203
Studio City, California 91607
(818) 432-4560
(Address of principal executive offices) (Zip Code)

(Registrant's telephone number, including area code:)

N/A
(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement

See Item 2.03. There is no material relationship between Recom and DKR SoundShore Oasis Holding Fund Ltd.

Section 2 — Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 29, 2004, Recom Managed Systems, Inc. (“Recom” or the “company”) sold an 8% convertible debenture in the amount of $2,000,000 to DKR SoundShore Oasis Holding Fund Ltd. Recom is obligated to pay $400,000 in principal on the debenture in cash on May 16, 2005, June 1, 2005, July 1, 2005, August 1, 2005 and August 31, 2005, respectively. Recom is also obligated to pay 8% in interest on the outstanding principal on the debenture in cash on May 10, 2005, June 1, 2005, July 1, 2005, August 1, 2005 and August 31, 2005, respectively.

For so long as the debenture is unpaid, the debenture holder is entitled to convert the debenture into a number of common shares equal to the outstanding principal on the debenture divided by $5.25, such amount representing 105% of the closing price for our common shares on the trading day prior to the sale of the debenture. Recom also has the right to pay the principal and interest on the debenture in common shares in lieu of cash provided that Recom first registers those shares with the SEC, is not otherwise in default under the debenture, and has satisfied certain other conditions including notice requirements. Should Recom elect to make payment in common shares, the principal and interest under the debenture subject to conversion would be convertible into those shares at the rate of 85% of the average of the three lowest closing prices for those shares during the ten day period prior to the repayment date. If Recom only elects to pay interest with common shares, the conversion rate shall be fixed at 90% of the closing price immediately prior to the payment or delivery date.

While Recom is not generally allowed to pre-pay the debenture before its August 31, 2005 due date without the consent of the debenture holder, it may do so in cash so long as it pays the entire outstanding balance due through maturity and also pays a 10% premium on the outstanding principal.

In the event of a default under the debenture, including both the failure to make principal and interest payments and failure to comply with various covenants, the interest rate shall increase to 15%, and Recom shall become obligated to pay the greater of (1) the principal due under the debenture together with a 30% premium, plus interest accrued; or (2) the principal due under the debenture, plus interest accrued, divided by conversion price were the debenture holder to elect to convert the debentures into company common shares.

As additional consideration for the purchase of the debenture, Recom also granted to the debenture holder warrants entitling it to purchase 275,000 common shares at the price of $5.75 per share, or 115% of the closing price for those shares on the trading day prior to the sale of the debenture. These warrants lapse if unexercised by December 29, 2009.

The debenture and warrants are subject to standard weighted-average and anti-dilution protection for issuances of securities below the conversion price.

Recom has agreed to register with the SEC the common shares issuable upon conversion of principal, interest and other charges under the debenture or the exercise of the warrants. In the event that Recom fails to file a registration statement with the SEC by January 31, 2005, or in the event such registration statement is filed but is not declared effective by the SEC by April 30, 2005, then Recom will be obligated to pay the debenture holder liquidated damages in cash in the amount of $40,000 per month until such event of default is cured. This obligation shall cease in the event of the sale by the debenture holder of the common shares, or in the event that the debenture holder may rely upon Rule 144(k) to sell the shares, or may otherwise rely upon Rule 144 to sell the shares free of any volume restrictions. Further, in the event the common shares underlying the warrant are not registered with the SEC on or before December 29, 2005, the warrant holder shall be entitled to cashless exercise rights at the average closing price for company common shares for the five trading days preceding the exercise of those rights.

Section 3 — Securities and Trading Markets

Item 3.02.	Unregistered Sales of Equity Securities

See Item 2.03. The offer and sale of the debentures and common share purchase warrants described in Item 2.03 is exempt from the registration requirements of the Securities Act under SEC Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act insofar as: (1) the investor was accredited within the meaning of Rule 501(a); (2) pursuant to Rule 506(b)(2)(i), there were no more than 35 non-accredited investors in the offering; (3) no offers or sales under the offering was effected through any general solicitation or general advertising within the meaning of Rule 502(c); and (4) the transfer of the securities in the offering were restricted by the company in accordance with Rule 502(d). No underwriting discounts or commissions were payable with respect to the offering or sale of the debentures and common share purchase warrants.

Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits

(c)(1)	Securities Purchase Agreement dated December 29, 2004 between Recom Managed Systems, Inc. and DKR SoundShore Oasis Holding Fund Ltd.

(c)(2)	8% Convertible Debenture dated December 29, 2004 granted to DKR SoundShore Oasis Holding Fund Ltd.

(c)(3)	Common Stock Purchase Warrant dated December 29, 2004 granted to DKR SoundShore Oasis Holding Fund Ltd.

(c)(4)	Registration Rights Agreement dated December 29, 2004 between Recom Managed Systems, Inc. and DKR SoundShore Oasis Holding Fund Ltd.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Studio City, California, this 30th day of December, 2004.

RECOM MANAGED SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Marvin H. Fink

Marvin H. Fink
President and Chief Executive Officer
(principal executive officer)